EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces New Vice President of Business
Development for Aerospace-Defense
PLANO, Texas — April 6, 2010 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today announced that H. Keith Seawright has accepted the position of Vice President of Business Development for Aerospace-Defense, a new leadership role at Interphase in line with our strategy of entering adjacent markets.
Mr. Seawright has over 20 years experience and progressive success in business development capacities within the aerospace and defense industries. He spent the last 5 years at GE Fanuc Intelligent Platforms, Embedded Systems (formerly DNA Computing Solutions) in Dallas, Texas. Most recently, he was the Director of Business Development for Unmanned Systems (UMS) as well as the Intelligence, Surveillance, and Reconnaissance (ISR) vertical in the US Military Market. As such, Mr. Seawright was responsible for recommending strategies to position the business for future growth which included identifying and developing new business opportunities and developing and maintaining sources for market intelligence. Prior to that, Mr. Seawright was Program Director, where he created process and structure for the “Must Win Program” (MWP) initiative for Systems, including establishing the business strategy and cross functional team, and ensuring identified key opportunities were successfully managed. In this role, he effectively grew the UMS and ISR pipeline by more than 200% in 6 months and played an instrumental role in realizing significant wins resulting in large, long-term business.
Prior to the GE Fanuc acquisition of DNA Computing Solutions, Mr. Seawright was Director, Product Marketing & Operations supervising all product management and marketing functions including product manufacturing and lifecycle management.
“Keith has been recognized throughout his career for being growth-focused and detail-oriented. He is a solutions-driven agent of change able to develop strong strategic alliances with customers addressing their complex technical and business issues,” said Gregory B. Kalush, president and chief executive officer of Interphase Corporation. “His extensive knowledge of the aerospace-defense industry and embedded computing space, strong technology background, and relevant accomplishments and experience made him an outstanding choice for our company.”

Mr. Seawright has a M.S. degree in Electrical Engineering, Communication & Signal Processing from Southern Methodist University and a B.S. degree in Electrical Engineering from Texas Tech University.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the Communications, Aerospace-Defense, and Enterprise markets. Founded in 1974, Interphase provides expert Engineering Design and Contract Manufacturing Services, in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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